Exhibit 99.1
WSI Industries Reports 4th Quarter & Year End Results
October 21, 2009—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for the fourth quarter ended August 30, 2009, of $3,993,000 versus the prior year fiscal 2008 fourth quarter of $6,783,000. The Company’s net income in the current year’s fourth quarter was $35,000 or $.01 per diluted share as compared to the prior year’s quarter of $301,000 or $.11 per diluted share.
For the full year, sales for fiscal 2009 were $18,766,000, down from the year earlier amount of $25,882,000. For fiscal 2009 the Company experienced a loss of $159,000 or $.06 per diluted share compared to the prior year’s net income of $1,478,000 or $.52 per diluted share.
Michael J. Pudil, chief executive officer, commented: “Like most companies this past year, we have experienced sales declines and the challenge of streamlining costs in order to regain profitability. We believe that WSI had success during the year as shown by our positive cash flow as well as a return to profitability for the second half of the year. As the country emerges out of the recession, we believe WSI is in a strong position with a state of the art facility, new equipment and a strong balance sheet.” Pudil went on to say: “WSI is fortunate that our customers are leaders in their respective industries and that when economic growth commences, they should be poised to capitalize on it.” Pudil concluded: “As announced last week, we are pleased with the addition of Benjamin Rashleger as our new President and Chief Operating Officer. We are looking forward to his fresh leadership and energy as WSI pursues new opportunities in the months and years ahead.”
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense market.
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For additional information:
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
In thousands, except per share amounts

	Quarter ended		Year ended
	August 30,	August 31,	August 30,	August 31,
	2009	2008	2009	2008
Net Sales	$3,993	$6,783	$18,766	$25,882
Cost of products sold	3,293	5,578	16,395	20,988

Gross margin	700	1,205	2,371	4,894
Selling and administrative expense	552	669	2,226	2,492
Interest and other income	(7)	(14)	(23)	(178)
Interest and other expense	101	87	417	306

Net Income before taxes	54	463	(249)	2,274
Income tax expense (benefit)	19	162	(90)	796

Net income (loss)	$35	$301	($159)	$1,478

Basic earnings (loss) per share	$0.01	$0.11	($0.06)	$0.54

Diluted earnings (loss) per share	$0.01	$0.11	($0.06)	$0.52

Weighted average number of common shares outstanding	2,793	2,783	2,790	2,752

Weighted average number of common and dilutive potential common shares	2,793	2,834	2,790	2,817
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
In thousands

	August 30,	August 31,
	2009	2008
Assets:
Total Current Assets	$7,971	$8,486
Property, Plant, and Equipment, net	7,520	7,231
Intangible Assets	3,013	2,930

Total Assets	$18,504	$18,647

Liabilities and Shareholders’ Equity:
Total current liabilities	$4,568	$4,298
Long-term debt	4,902	5,238
Shareholders’ equity	9,034	9,111

Total Liabilities and Shareholders’ Equity	$18,504	$18,647